Exhibit 10.1

[Microsoft letterhead]

February 3, 2014

Satya Nadella

Microsoft Corporation

One Microsoft Way

Redmond, WA 98052

Dear Satya:

On behalf of the Board of Directors (Board), I am pleased to offer you the position of Chief Executive Officer of Microsoft Corporation (CEO).

Position and Effective Date

In your capacity as CEO, you will report directly (and only) to the Board and have all of the customary authorities, duties and responsibilities that accompany your position. On the effective date, you will also become a member of the Board. The effective date for your new roles will be February 4, 2014.

Salary

On the effective date, your annual salary rate will increase to $1,200,000, payable semi-monthly.

Ongoing Incentive Compensation

You will participate in Microsoft’s Executive Incentive Program (EIP) as it may be in effect from time to time. We expect that you will work with the Compensation Committee of the Board to assess and revise, if appropriate, the EIP to ensure alignment with business priorities. There are currently two key components of the EIP.

•	EIP Cash Award

For Microsoft’s 2014 and 2015 fiscal years, your annual cash award target will be 300% of your salary earned as CEO during the fiscal year. Your actual cash award can be from 0-300% of the target and will be based on your performance as evaluated by the Board.

•	EIP Stock Award

For Microsoft’s 2015 fiscal year, on an annualized basis your EIP stock award will be $13,200,000.

One-Time Compensation

To further align your interests with the long-term performance of Microsoft, you will be granted Long-Term Performance Stock Awards (LTPSAs) on the effective date.

One-third of your LTPSAs will be earned based on Microsoft’s Total Shareholder Return relative to the S&P 500 (Relative TSR) over each of three overlapping, five-year performance periods (LTPSA Performance Periods) commencing on the grant date and the first and second anniversaries thereof. The number of LTPSAs that will vest at the end of the applicable LTPSA Performance Period will be determined according to the following schedule.

If 5-year Relative TSR is (1)	30th percentile or less	40th percentile	50th percentile	60th percentile	70th percentile	80th percentile and above

The number of LTPSAs that vest is	150,000 (2)	300,000	450,000	600,000	750,000	900,000

	Threshold			Target		Maximum

(1)	If Relative TSR falls between the amounts shown in the table, the number of LTPSAs that vest will be determined by linear interpolation.
(2)	Requires satisfaction of the Threshold Goal set forth in the LTPSA award agreement.

Termination of Employment

You will continue to participate in Microsoft’s Senior Executive Severance Benefit Plan (SESBP), as it may be in effect from time to time (except that, for the first 24 months of your new role, vesting of “eligible stock awards” under the SESBP that would otherwise vest in the 12 months following the Covered Termination (as defined in the SESBP) will be determined without proration). In addition, if your employment is terminated by Microsoft without Cause (as defined in the SESBP),

(1)	your LTPSAs for which the LTPSA Performance Period has begun but has not been completed will be prorated and continue to vest without regard to any employment or performance condition (other than satisfaction of the Threshold Goal set forth in the LTPSA award agreement), based on deemed Relative TSR at the 30th percentile level for the Performance Period and the ratio of the number of full and partial months from the beginning of the LTPSA Performance Period to the date your employment terminates and the number of full months in the LTPSA Performance Period, and

(2)	in the case of such a termination before the grant of your 2015 EIP stock award, you will receive cash payments under the SESBP with respect to that stock award as if it had been granted on the date of this offer.

Moreover, while the terms of the SESBP indicate that the SESBP may be amended or terminated by Microsoft’s Compensation Committee in any manner, no such amendment or termination of the SESBP shall operate to reduce the terms of the SESBP (as modified above) as they would apply to you as of the date of this offer. In other words, the terms of the SESBP as they would apply to you can be changed to increase amounts payable to you thereunder, but cannot be changed to reduce or eliminate amounts payable to you under the SESBP as currently in effect (and as modified by this offer).

Additionally, and for the avoidance of doubt, nothing in (1) or (2) above shall operate to reduce severance amounts payable to you under that portion of the SESBP that provides for reduction for “any severance or similar benefits under any other Microsoft plan, program or policy.”

Benefits

You will continue to be eligible to participate in Microsoft’s broad-based employee benefit programs.

Reimbursement of Expenses

We will reimburse you for the reasonable expenses incurred in negotiating the terms of your employment up to $50,000.

Stock Ownership and Executive Compensation Recovery Policy

Long-term perspective and accountability are fundamental values of Microsoft. As a senior executive, you agree that you will continue to be subject to Microsoft’s Stock Ownership and Holding Requirements and Executive Compensation Recovery Policy as they may change from time to time. Links to these policies are available at http://www.microsoft.com/investor/CorporateGovernance/ShareholderAccountability/default.aspx.

Cooperation

You agree (whether during or after your employment with Microsoft) to reasonably cooperate with Microsoft in connection with any litigation or regulatory matter or with any government authority on any matter, in each case, pertaining to Microsoft and with respect to which you may have relevant knowledge, provided that, in connection with such cooperation, Microsoft will reimburse your reasonable expenses and you shall not be required to act against your own legal interests.

Standard Microsoft Arrangements

This offer is subject to your signed acceptance of the Microsoft’s standard Arbitration Agreement and Employee Agreement. Microsoft will treat all payments to you under this offer (except for expense reimbursements that are not subject to taxation) as compensation for services and, accordingly, may withhold from any payment any taxes that are required to be withheld under any law, rule or regulation. Any equity awards granted under this offer will be subject to the terms of Microsoft’s 2001 Stock Plan (or any successor) and the applicable form of award agreement approved under that Plan.

Entire Agreement

This offer, together with the Arbitration Agreement, the Microsoft Corporation Employee Agreement, and the applicable Microsoft plan documents, constitute the complete and exclusive agreement between us regarding this offer and your employment and supersede any prior representations or promises, whether written or oral. This offer may only be amended or modified in a written agreement signed by you and a person authorized to act on behalf of the Board.

The Board looks forward to your acceptance.

Sincerely,

/s/ Lisa Brummel
Lisa Brummel, Executive Vice President, Human Resources

ACCEPTANCE:

I have read and fully understood this offer. I agree with, and accept, this offer subject to the terms and conditions detailed above.

/s/ Satya Nadella	February 3, 2014	(date)